EXHIBIT

CONSENT OF EXPERT

Reference is made to the Annual Report on Form 40-F (the “40-F”) of Entrée Gold Inc. (the “Company”) to be filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

I hereby consent to the use of and reference to my name as a Qualified Person for Sections “General Development of the Business, Five Year History”, “Description of Business – Lookout Hill Property” and “Interest of Experts” in the Company’s Annual Information Form for the year ended December 31, 2007, Effective Date March 27, 2008, and in the 40-F.

Sincerely,

”Signed and sealed”

Name:

Dean David, M.AusIMM
Title:

 Process Consultant

Company: GRD Minproc

Date:

March 27, 2008